CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A of Fidelity Advisor Series V, on behalf of Fidelity Advisor Natural Resources Fund, of our report dated December 13, 1996 on the financial statements and financial highlights included in the October 31, 1996 Annual Report to Shareholders of Fidelity Advisor Natural Resources Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
March 20, 1997